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US INTERACTIVE [LOGO] (R)                                 NEWS RELEASE
WWW.USINTERACTIVE.COM


FOR IMMEDIATE RELEASE



                     US INTERACTIVE(R) REPORTS ON FINANCIAL
                     PERFORMANCE; ANNOUNCES RENEWED MARKET
                          STRATEGY AND COST REDUCTIONS


PHILADELPHIA, PA, September 20, 2000 -- U.S. Interactive, Inc., (Nasdaq: USIT), a leading Internet infrastructure solutions company that provides businesses with customer focused Internet strategy, technology, marketing, and creative services, today announced that its financial performance for the third quarter will be lower than expectations.

The Company expects its revenues for the third quarter ending September 30, 2000 will be in the range of $21 million to $23 million, more than double third quarter 1999 revenues of $9.9 million but below the $29.5 million reported for the second quarter 2000. William C. Jennings, recently appointed CEO, US Interactive, said, "After a track record of double-digit sequential growth each quarter, this quarter's performance is principally due to the rapid changes in the Internet professional services market, including lengthening sales cycles, re-evaluation of e-business initiatives by our clients and prospects, and reduced funding available to dot-com clients."

Jennings stated, "Because the Company, like so many companies in this sector, did not identify and respond to these market conditions with sufficient speed, US Interactive today announces both a renewed market strategy and tactical cost reductions in the third quarter. We believe these decisions will enhance US Interactive's competitive position. We are now focusing our resources to capitalize on the growing demand for scalable customer-driven solutions and services. As a result, we will implement strategic reductions in staff of approximately 15 percent and general, administrative, and other expenses not integral to this strategy."

"As we continue to evaluate our resources, we believe our Company is poised to maximize our proven strategic consulting, user experience, technology integration, and solution implementation skills," Jennings said. "By leveraging our existing eCRM strengths in the telecommunications market and extending them across additional vertical markets, we believe that we are aggressively positioning the Company to capture a major share of the growing market for customer-driven solutions."

"We count among our clients many well-established, highly-diversified companies and we expect our client base will continue to grow, especially across rapidly expanding wireless and broadband initiatives," Jennings continued. "US Interactive recognizes the value in delivering to our clients a single, unified view of their customers across all emerging digital delivery networks and platforms. We believe our client base, integrated technology platforms, and proven speed-to-market methodology positions US Interactive to capture this wide opportunity."

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Additionally, the Company announced today, Mohan Uttarwar, currently President of the Company's subsidiary U.S. Interactive Corp. (Delaware) also has been appointed to the office of President of the Company. Mr. Uttarwar will be responsible for the Company's sales, marketing and technology initiatives.

Jennings, as the Company's new CEO, stated, "I am excited about leading this Company because of my belief that the successful execution and implementation of these current initiatives will return US Interactive to healthy growth."


About U.S. Interactive, Inc.
----------------------------
US Interactive (Nasdaq: USIT) is a leading Internet professional services company that provides businesses with customer focused Internet strategy, technology, marketing and creative services. US Interactive helps companies leverage Internet and emerging technologies, including broadband and wireless, to transact business, communicate information and share knowledge across employees, customers and suppliers to create thriving businesses. Founded in 1994, US Interactive has served some of the world's leading companies including adidas, AIG, Asia Online, Dairy Farm International, Deloitte Consulting, Disney Online, Sprint, Thomson Consumer Electronics and Toyota.

Forward Looking Statements
--------------------------
Certain statements made in this press release are not historical facts but are "forward looking statements" and may involve risks and uncertainties that could cause actual future results to differ materially and adversely from those anticipated by such statements. Included among the factors that could affect the Company's performance are the recent downturn in the Internet professional services market; the ability of the Company to meet it obligations under, or refinance, its present indebtedness, including the 80 million dollar note, most of which is owed to certain stockholders of the Company; the acceptance of the Company's renewed strategy; the successful execution of the current initiatives; concerns of our clients and prospects regarding our financial results; general economic conditions; fluctuations in operating results; our ability to effectively manage future growth, to retain and efficiently integrate our new executive management, and to identify, hire, train and retain, in a highly competitive market, individuals highly skilled in the Internet and its rapidly changing technology; significant revenue concentration in a limited number of clients; the lack of long-term contracts; our ability to enter into, and retain our existing, strategic relationships; market acceptance, rapid technological change, a decline in Internet usage, and intense competition in our market; our ability to effectively integrate the operational, managerial and financial aspects of prior and future acquisitions; and our ability to obtain financing when required. For a discussion of these and other risk factors that could affect the Company's business, see "Risk Factors" in the Company's Prospectus dated April 12, 2000 and the information set forth in the Company's Quarterly Report on form 10-Q

                                       ###

The US Interactive name, design, and e-Roadmap are registered service marks of U.S. Interactive, Inc. IVL Methodology, CAPTURE, and e2e Solution are service marks of U.S. Interactive, Inc. All other company names and products are trademarks of their respective companies.


EDITOR'S NOTE: Additional information, including other announcements, about U.S. Interactive, Inc. is available at www.usinteractive.com.

Public Relations Contacts:
--------------------------
Amy Goldsmith, U.S. Interactive, Inc., phone: 310-889-3191, e-mail: agoldsmith@usinteractive.com

Investor Relations Contact:
---------------------------
Shawn Southard, U.S. Interactive, Inc., phone: 610-382-8879, e-mail:
InvestorRelations@usinteractive.com